UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PDI, INC.
(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if other than the registrant)

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                       Nancy Lurker
                                  Chief Executive Officer

April 24, 2009

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of PDI, Inc. (“PDI” or the “Company”) to be held on June 4, 2009, at 9:00 a.m., Eastern time, at PDI, Inc., Saddle River Executive Centre, 1 State Route 17 South, Saddle River, New Jersey 07458.

At this meeting, you will be asked to elect three directors, to ratify the selection of the Company’s independent registered public accounting firm for fiscal 2009 and to transact such other business as may properly come before the meeting. The accompanying Notice of Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

Your Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares are represented. Therefore, please promptly complete, sign, date and return the enclosed proxy card in the accompanying envelope, which requires no postage if mailed in the United States. You are, of course, welcome to attend the Annual Meeting and vote in person even if you previously returned your proxy card.

Thank you.

Sincerely,

Nancy Lurker
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2009
________________________

To the Stockholders of PDI, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PDI, Inc. (the “Company”) will be held at PDI, Inc., Saddle River Executive Centre, 1 State Route 17 South, Saddle River, New Jersey 07458 on June 4, 2009 at 9:00 a.m., Eastern time, for the following purposes:

1.           To elect three Class II directors of the Company, each to serve for a term of three years.

2.           To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

3.           To transact such other business as may properly come before the meeting or any adjournments thereof.

Only the stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

All stockholders are cordially invited to attend the meeting.  Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly.  Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof.  A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

                                 James N. Pepin
Corporate Secretary

Dated:  April 24, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2009
The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders and
Annual Report on Form 10-K are available on the Internet at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07087

PROXY STATEMENT
_______________________

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of PDI, Inc., a Delaware corporation (the “Company”, “PDI”, “we”, “us” or “our”), of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at PDI, Inc., Saddle River Executive Centre, 1 State Route 17 South, Saddle River, New Jersey 07458 on June 4, 2009 at 9:00 a.m., Eastern time, and for any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Board of Directors knows of no other business which will come before the meeting.  This Proxy Statement will be mailed to stockholders on or about April 24, 2009.

Record Date and Quorum

Stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 14,228,311 shares of common stock of the Company outstanding.  Each share of common stock outstanding on the record date is entitled to one vote on each matter presented for action at the meeting. Shares of common stock were the only voting securities of the Company outstanding on the record date. A quorum will be present at the Annual Meeting if a majority of the shares of common stock outstanding on the record date are present at the meeting in person or by proxy.

Voting of Proxies

The persons acting as proxies pursuant to the enclosed proxy will vote the shares represented as directed in the signed proxy. Unless otherwise directed in the proxy, the proxyholders will vote the shares represented by the proxy: (i) for election of the three Class II director nominees named in this Proxy Statement; (ii) for ratification of the appointment of Ernst & Young LLP (“E&Y”) as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2009; and (iii) in the proxyholders’ discretion, on any other business that may come properly before the meeting and any adjournments or postponements of the meeting.

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under the Company’s bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the director nominees receiving the highest number of votes, up to the number of directors to be elected, are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; and (3) proxies that reflect abstentions or broker non-votes will be treated as unvoted for purposes of determining approval of that proposal and will not be counted as votes for or against that proposal.

Voting Requirements

Election of Directors. The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast for or against the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm.  An abstention from voting on this matter and broker non-votes will be treated as “present” for quorum purposes.  However, since neither an abstention nor a broker non-vote is treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

Revocability of Proxy

A stockholder who has signed and returned the enclosed proxy may revoke it at any time before it is voted by (i) submitting to the Company a properly executed proxy bearing a later date, (ii) submitting to the Company a written revocation of the proxy or (iii) voting in person at the Annual Meeting.

Expenses of Solicitation

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of PDI who will not receive additional compensation for those services, or by an outside firm, telephonically, electronically or by other means of communication. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members and is divided into three classes, with four directors in each of Classes I and III and three directors in Class II.  Directors serve for three-year terms with one class of directors being elected by the Company’s stockholders at each annual meeting.

At the Annual Meeting, three Class II directors will be elected to serve until the annual meeting of stockholders in 2012 and until each director’s successor is elected and qualified.  Nancy Lurker, John M. Pietruski and Frank Ryan are the nominees for election or re-election as the Class II directors.  All of the nominees have been approved, recommended and nominated for election or re-election to the Board of Directors by the Nominating and Corporate Governance Committee (the “Nominating Committee”) and by the Board of Directors.  The accompanying proxy will be voted for the election of Nancy Lurker, John M. Pietruski and Frank Ryan as directors, unless the proxy contains instructions otherwise. Management has no reason to believe that Ms. Lurker, Mr. Pietruski or Mr. Ryan will not be a candidate or will be unable to serve.  However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

The Board of Directors Recommends a
Vote FOR the Election of the Foregoing Nominees and
Proxies That Are Returned Will Be So Voted
Unless Otherwise Instructed.

Set forth below is information regarding the nominees for election as Class II directors and all other members of the Board of Directors who will continue in office.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS
TERM EXPIRING 2012

Nancy Lurker, age 51. Ms. Lurker joined us as Chief Executive Officer and a director in November 2008.  Prior to joining PDI, Ms. Lurker was senior vice-president and chief marketing officer for Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG, where she oversaw a product portfolio in multiple therapeutic areas from 2006 to 2007.  Prior to that, she was president and chief executive officer of ImpactRx, Inc. since 2003, a privately owned company offering among its services the evaluation of the impact of pharmaceutical promotion on the prescribing behavior of the nation's highest prescribing physicians.  From 2000 to 2003, Ms. Lurker served as group vice president-global primary care products for Pharmacia Corporation, where she led a business unit that commercialized drugs for urology, cardiovascular, central nervous system, respiratory and women’s health.  She was also a member of Pharmacia’s U.S. executive management committee, the group responsible for managing all U.S.-

based profits as well as all U.S. management policies.  Earlier in her career, she was vice president for business development at National Physicians Corporation, an IPA risk management and practice management group.  During her 14 years at Bristol-Myers Squibb, Ms. Lurker rose from senior sales representative at Mead Johnson to various product management and business development positions, ultimately becoming senior director-worldwide cardiovascular franchise management.  Ms. Lurker received a B.S. in Biology with high honors from Seattle Pacific University and an M.B.A. from the University of Evansville in Evansville, Indiana.

John M. Pietruski, age 76. Mr. Pietruski has been a director since May 1998.  From 1990 to April 2008, Mr. Pietruski was the chairman of the board of Encysive Pharmaceuticals, Inc., a pharmaceutical research and development company. He is a retired chairman of the board and chief executive officer of Sterling Drug Inc., where he was employed from 1977 until his retirement in 1988. Mr. Pietruski is a member of the board of directors of Xylos Corporation and TrialCard, Inc. Mr. Pietruski graduated Phi Beta Kappa with a B.S. in Business Administration with honors from Rutgers University in 1954.

Frank Ryan, age 69.  Mr. Ryan has been a director since November 2002.  Mr. Ryan was a director of Digene Corporation from June 2005 until its acquisition by Qiagen N.V. in July 2007.  Mr. Ryan’s career includes a 38-year tenure with Johnson & Johnson.  Mr. Ryan retired in 2001 as Johnson & Johnson’s company group chairman with responsibility for worldwide Ethicon franchises and Johnson & Johnson Canada.  In addition, Mr. Ryan was a member of the Medical Devices and Diagnostics Operating Group and Leader for the Group in Process Excellence (Six Sigma) and IT.  Throughout his years at Johnson & Johnson, Mr. Ryan held positions of increasing responsibility, including worldwide president of Chicopee, president of Johnson and Johnson Hospital Services Co. and president of Ethicon, Inc.  Mr. Ryan received a B.S. degree in Mechanical Engineering from the Illinois Institute of Technology in 1965 and an M.B.A. from the University of Chicago Graduate School of Business in 1969.

INCUMBENT CLASS I DIRECTORS
 TERM EXPIRING 2010

John P. Dugan, age 73.  Mr. Dugan is our founder, Chairman of the Board of Directors and Director of Strategic Planning. He served as our president from inception until January 1995 and as our chief executive officer from inception until November 1997. In 1972, Mr. Dugan founded Dugan Communications, a medical advertising agency that later became known as Dugan Farley Communications Associates Inc. and served as its president until 1990. We were a wholly-owned subsidiary of Dugan Farley in 1990 when Mr. Dugan became our sole stockholder. Mr. Dugan was a founder and served as the president of the Medical Advertising Agency Association from 1983 to 1984. Mr. Dugan also served on the board of directors of the Pharmaceutical Advertising Council (now known as the Healthcare Marketing Communications Council, Inc.) and was its president from 1985 to 1986. Mr. Dugan received an M.B.A. from Boston University in 1964.

Joseph T. Curti, M.D., age 71. Dr. Curti became a director in August 2003.  Dr. Curti was president and chief executive officer of Ferring Pharmaceuticals in Tarrytown, New York from 1995 to 1998.  He previously held the position of president and chief executive officer of Neurochem, Inc. in Kingston, Ontario and president of North American Operations of Searle in Skokie, Illinois.  He spent 19 years at Pfizer in a number of senior positions, both domestically and internationally, directing clinical drug development, drug regulatory, licensing and marketing activities.  Dr. Curti received a B.S. from St. Joseph’s University in Philadelphia in 1959 and an M.D. from Thomas Jefferson University in Philadelphia in 1963.

Stephen J. Sullivan, age 62.  Mr. Sullivan became a director in September 2004.  Mr. Sullivan is president and chief executive officer of Harlan Laboratories, Inc., a privately held global provider of preclinical research tools and services.  Prior to joining Harlan in 2006, Mr. Sullivan was a senior vice president of Covance, Inc. and the president of Covance Central Laboratories, Inc., a major division of Covance.  Prior to joining Covance, Mr. Sullivan was chairman and chief executive officer of Xenometrix, Inc., a biotechnology company with proprietary gene expression technology.  He successfully merged Xenometrix with Discovery Partners International.  Prior to his work with Xenometrix, Mr. Sullivan was vice president and general manager of a global diagnostic sector of Abbott Laboratories.  Mr. Sullivan graduated from the University of Dayton, was a commissioned officer in the Marine Corps, and completed his M.B.A. in Marketing and Finance at Rutgers University.

Gerald P. Belle, age 63.  Mr. Belle has been a director since April 2008.  From 2004 until his retirement in November 2007, Mr. Belle served as Executive Chairman of Merial Ltd., a global animal health company that is a joint venture between sanofi-aventis and Merck & Co.  Prior to that, Mr. Belle served as President and Chief Executive Officer, North America Pharmaceuticals for Aventis, Inc.  He retired after 35 years of service at Aventis and its predecessor companies.  Mr. Belle is a member of the board of directors of Myriad Genetics, Inc., a publicly held biopharmaceutical company.  Mr. Belle earned a B.S.B.A. in Marketing from Xavier University in 1968 and an M.B.A. from Northwestern University in 1969.

INCUMBENT CLASS III DIRECTORS
TERM EXPIRING 2011

John Federspiel, age 55.  Mr. Federspiel has been a director since October 2001. Mr. Federspiel is president of Hudson Valley Hospital Center, a 128 bed, short-term, acute care, not-for-profit hospital in Westchester County, New York. Prior to joining Hudson Valley Hospital in 1987, Mr. Federspiel spent an additional 10 years in health administration, during which he held a variety of executive leadership positions. Mr. Federspiel has served as an appointed Member of the State Hospital Review and Planning Council, and has served as chairman of the Northern Metropolitan Hospital Association, as well as other affiliations.  Mr. Federspiel received a B.S. degree from Ohio State University in 1975 and an M.B.A. from Temple University in 1977.

Jack E. Stover, age 56.  Mr. Stover has been a director since August 2005. Mr. Stover is also a member of the board of directors of Arbios Systems Inc., a publicly held company.  From 2004 to 2008, he served as chief executive officer, president and director of Antares Pharma, Inc., a publicly held company listed on the American Stock Exchange. Prior to that, Mr. Stover was executive vice president and chief financial officer of Sicor, Inc., a publicly held injectable pharmaceutical company, which was acquired by Teva Pharmaceutical Industries. Prior to that, Mr. Stover was executive vice president and director of a proprietary women’s pharmaceutical company, Gynetics, Inc., and before Gynetics, he was senior vice president and director of B. Braun Medical, Inc., a private global medical device and pharmaceutical company. For more than five years prior to that, Mr. Stover was a partner with PricewaterhouseCoopers (then Coopers and Lybrand), working in their bioscience industry division in New Jersey. Mr. Stover received his B.A. in Accounting from Lehigh University and is a Certified Public Accountant.

Jan Martens Vecsi, age 65.  Ms. Vecsi has been a director since May 1998. Ms. Vecsi is the sister-in-law of John P. Dugan, our chairman. Ms. Vecsi was employed by Citibank, N.A. from 1967 to 1996 when she retired. Starting in 1984, she served as the senior human resources officer and vice president of the Citibank Private Bank. Ms. Vecsi received a B.A. in Psychology and Elementary Education from Immaculata College in 1965.

Veronica Lubatkin, age 46.  Ms. Lubatkin has been a director since November 2008.  From 2007 to March 2009, Ms. Lubatkin was executive vice president and chief financial officer of Par Pharmaceutical Companies, Inc. and previously served as Par Pharmaceutical Companies’ vice president and controller.  Prior to joining Par Pharmaceutical Companies in April 2006, Ms. Lubatkin served in various positions at Schering-Plough Corporation from 1997 through 2006, most recently as executive director of strategic alliances for the cholesterol joint venture between Schering-Plough and Merck and prior to that as senior director of finance for Schering-Plough’s global animal health business.  Prior to joining Schering-Plough, Ms. Lubatkin was finance director for Neuman Distributors, Inc., formerly a U.S. pharmaceutical wholesaler. She began her career with Arthur Anderson in 1985.  Ms. Lubatkin earned a B.A. degree in Accounting from Pace University in 1985 and is a Certified Public Account.

Director Independence

Our Board of Directors has determined that Messrs. Pietruski, Ryan, Sullivan, Federspiel, Stover and Belle, Dr. Curti and Ms. Lubatkin are independent within the meaning of the applicable rules of the Nasdaq Stock Market, Inc. (“Nasdaq”).

Corporate Governance

Our Guidelines on Corporate Governance, Code of Business Conduct and the charters for each committee of the Board of Directors can be accessed from the “Investor Relations” section of our website at www.pdi-inc.com.

Board of Directors Meetings and Committees

During the year ended December 31, 2008, the Board of Directors held 11 meetings, the Audit Committee held 11 meetings, the Compensation and Management Development Committee (the “Compensation Committee”) held 11 meetings, and the Nominating Committee held six meetings. Each committee member is a non-employee director of the Company who meets the independence requirements of Nasdaq and applicable law.  Each of our incumbent directors attended at least 90% of the total number of Board of Directors meetings and committee meetings on which he or she served during 2008.

We have adopted a policy encouraging our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board of Directors.  All of our directors attended our annual stockholders’ meeting held on June 4, 2008.

Our Board of Directors has three standing committees, each of which is described below.

Audit Committee

The Audit Committee is currently comprised of Mr. Stover (chairperson), Mr. Belle, Ms. Lubatkin and Mr. Sullivan.  The primary purposes of our Audit Committee are: (a) to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm and (iv) the performance of our internal audit function and independent registered public accounting firm; and (b) to prepare any report of the Audit Committee required by the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) for inclusion in our annual proxy statement.

Our Board of Directors has determined that each member of our Audit Committee is independent within the meaning of the rules of both Nasdaq and the SEC.  Our Board of Directors has determined that the chairperson of the Audit Committee, Mr. Stover, is an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Audit Committee and our Board of Directors have established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee, which is described in the section of this Proxy Statement entitled “Policies on Communicating with our Board of Directors and Reporting of Concerns Regarding Accounting or Auditing Matters.”

Our Audit Committee Charter is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Compensation and Management Development Committee

The Compensation Committee is currently comprised of Messrs. Ryan (chairperson), Pietruski and Federspiel and Dr. Curti.  Each member of our Compensation Committee is “independent” within the meaning of the rules of Nasdaq and as required by the Compensation Committee charter. The primary purposes of our Compensation Committee are: (a) to establish and maintain executive compensation policies for the Company consistent with corporate objectives and stockholder interests; and (b) to oversee the competency and qualifications of our senior management personnel and the provisions of senior management succession planning.  In addition, the Compensation Committee is responsible for preparing any report of the Compensation Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement. The Compensation Committee also administers our equity compensation plans.  Additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation can be found in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”

Our Compensation Committee Charter is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Nominating and Corporate Governance Committee

The Nominating Committee is currently comprised of Messrs. Federspiel (chairperson) and Sullivan and Dr. Curti.  Each member of our Nominating Committee is “independent” within the meaning of the rules of Nasdaq and as required by the Nominating Committee charter.  The primary purposes of the Nominating Committee are: (a) to select individuals qualified to serve as directors of the Company and on committees of the Board of Directors; (b) to advise the Board of Directors with respect to board composition, procedures and committees; (c) to advise the Board of Directors with respect to the corporate governance principles applicable to the Company; (d) to advise the Board of Directors with respect to director compensation issues; and (e) to oversee the evaluation of the Board of Directors. In identifying and recommending nominees for positions on the Board of Directors, the Nominating Committee places primary emphasis on (i) a candidate’s judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) a candidate’s business or other relevant experience; and (iii) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a Board of  Directors that is effective, collegial and responsive to our needs.

The Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of the Board of Directors. Members of the Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed to help in identifying candidates. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the chairperson of the Nominating Committee enters into a discussion with that nominee candidate. Subsequently, the chairperson will discuss the qualifications of the candidate with the other members of the committee, and the Nominating Committee will then make a final recommendation with respect to that candidate to the Board of Directors.

The Nominating Committee will consider nominees recommended by stockholders, provided such nominations comply with the applicable provisions of our bylaws and the procedures to be followed in submitting proposals. Stockholders who wish to submit nominees for director for consideration by the Nominating Committee may do so by submitting in writing such nominees’ names and qualifications to PDI, Inc., Attn: Corporate Secretary, Saddle River Executive Centre, 1 State Route 17 South, Saddle River, NJ 07458.  See “Stockholder Proposals for the 2010 Annual Meeting” for the procedures to be followed by stockholders in submitting proposals, including recommendations for director nominees, to be included in our proxy statement relating to the 2010 annual meeting of stockholders.

The Company’s Nomination Committee Charter is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Policies on Communicating with our Board of Directors and Reporting of Concerns Regarding Accounting or Auditing Matters

Stockholders may contact an individual director, a committee of our Board of Directors or our Board of Directors as a group.  The name of any specific intended director recipient (or recipients) should be noted in the communication.  Communications may be sent to PDI, Inc., Attn: Corporate Secretary, Saddle River Executive Centre, 1 State Route 17 South, Saddle River, NJ 07458.  Our Corporate Secretary will forward such correspondence only to the intended recipients.  Prior to forwarding any correspondence, however, the Corporate Secretary will review the correspondence and will not forward any communications deemed to be of a commercial or frivolous nature or otherwise inappropriate for our Board of Directors’ consideration.  In such cases, that correspondence may be forwarded elsewhere in the Company for review and possible response.

Any person who has a concern regarding accounting, internal accounting controls or auditing matters may, in a confidential or anonymous manner, communicate that concern in either of the following manners: (1) by reporting such concerns via a confidential and secure Internet and telephone based reporting system administered by an external vendor, which may be accessed via the Internet at www.guideline.lrn.com or toll-free by telephone at 1-888-577-9483; or (2) by setting forth such concerns in writing and forwarding them in a sealed envelope to the chairperson of the Audit Committee, in care of our Corporate Secretary at PDI, Inc. Attn: Corporate Secretary, Saddle River Executive Centre, 1 State Route 17 South, Saddle River, NJ 07458, such envelope to be labeled with a legend such as:  “Anonymous Submission of Complaint or Concern.”  All communications received regarding concerns about accounting or auditing matters will be relayed to the chairperson of our Audit Committee.  Additional information on how to access our whistleblower hotline is posted and can be viewed in the “Investor Relations” section of our website at www.pdi-inc.com.

Compensation of Directors

Each of our non-employee directors receives an annual director's fee of $40,000, payable quarterly in arrears.  In addition, the Chairperson of each of the Audit Committee, Compensation Committee and Nominating Committee receives an additional annual fee of $25,000, $15,000 and $5,000, respectively.  Members of our Board of Directors may defer receipt of board and committee fees through participation in our Executive Deferred Compensation Plan.  In addition, our directors are entitled to reimbursement for travel and related expenses incurred in connection with attendance at Board and committee meetings.

Prior to 2006, we provided non-employee directors with stock options on an annual basis.  Subsequently, equity awards were provided in the form of shares of restricted stock.  In June 2008, however, the Nominating Committee approved a change in the form of equity award from restricted stock to restricted stock units (“RSUs”).  Our current practice with respect to equity awards to our non-employee directors is as follows:  Upon initial appointment to the Board of Directors, each non-employee director receives approximately $60,000 in RSUs which vest in equal annual installments over a three-year period.  In addition, each non-employee director receives approximately $45,000 in RSUs on the date of our annual meeting each year which vest in equal annual installments over a three-year period.  Our non-employee directors are subject to certain stock ownership guidelines, which are described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

The following table presents information relating to total compensation for our non-employee directors for the year ended December 31, 2008.  The value of equity awards is based on Financial Accounting Standards Board Statements of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments” (“FAS 123R”), as required by the SEC.  As a result, this value may include amounts from awards granted in and prior to 2008, and not the amount actually paid to the director in 2008.

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash ($)	Stock awards ($)(1) (2)	Option awards ($)	Nonqualified Compensation Earnings ($)	Total ($)
Gerald Belle	$27,582	$22,082	$-	$-	$49,664
Joseph T. Curti	40,000	58,265	-	-	98,265
John C. Federspiel	42,857	66,868	-	-	109,725
Veronica Lubatkin	4,783	2,500	-	-	7,283
John M. Pietruski	42,157	39,995	-	-	82,152
Frank J. Ryan	55,000	84,492	-	-	139,492
Stephen Sullivan	40,000	41,247	-	-	81,247
Jack Stover	65,000	38,747	-	(9,344)	94,403
Jan Vecsi	40,000	39,995	-	-	79,995

(1)
Reports the amount recognized in accordance with FAS 123R in our consolidated financial statements for the year ended December 31, 2008 for restricted stock and RSUs granted to each listed director in 2006, 2007 and 2008.  A discussion of the assumptions used in calculating these values are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
For awards granted to retirement-eligible directors where no additional service is required for the director to retain the award, FAS 123R requires the immediate recognition of compensation cost at the grant date because the director is able to retain the award without continuing to provide services.  Mr. Federspiel, Mr. Pietruski, Ms. Vecsi and Mr. Ryan are retirement eligible.  For directors near retirement eligibility, attribution of compensation cost is allocated over the period from the grant date to the retirement eligibility date.  Dr. Curti is near retirement eligibility.  Under our currently policy, a director is eligible to retire after serving two three-year terms.  Upon retirement, all unvested restricted stock and RSUs would be immediately vested.

Ms. Lurker and Mr. Dugan are both employed by the Company as our CEO and Director of Strategic Planning, respectively, and are therefore not eligible to receive the director fees described above.  In January 1998, the Company entered into an agreement with Mr. Dugan providing for his appointment as Chairman of the Board of Directors and Director of Strategic Planning.  This agreement originally provided for an annual salary of $125,000 which was subsequently increased to $150,000.  In addition to his salary, Mr. Dugan receives automobile-related and healthcare benefits, with a total value of approximately $39,000 during 2008.  Information regarding Ms. Lurker’s compensation can be found elsewhere in this Proxy Statement under the caption “Executive Compensation”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 1, 2009, the number of shares of our common stock beneficially owned by (i) each stockholder who is known by us to own beneficially in excess of 5% of our outstanding common stock, (ii) each director, (iii) each executive officer included in the section of this Proxy Statement entitled “Summary Compensation Table” (each, a “named executive officer”) who is currently employed with us and (iv) all directors and executive officers of the Company as a group.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them and all information with respect to beneficial ownership has been furnished to us by the respective stockholder.

PRINCIPAL STOCKHOLDERS
Name of Beneficial Owner	Number of Shares Beneficially Owned (1)			Percent of Shares Outstanding
Executive officers and directors:
John P. Dugan	4,869,878			34.1%
Nancy Lurker	28,000			*
Jeffrey E. Smith	95,094			*
Howard Drazner	15,509			*
Richard Micali	-			-
Peter Tilles	5,175			*
Gerald Belle	7,001			*
Joseph T. Curti	29,717	(2)		*
John C. Federspiel	50,658	(3)		*
Veronica Lubatkin	-			-
John M. Pietruski	58,408	(4)		*
Frank J. Ryan	46,158	(5)		*
Jack Stover	17,658	(6)		*
Stephen Sullivan	25,608	(7)		*
Jan Martens Vecsi	67,008	(4)	(8)	*
All executive officers and directors as a group (15 persons)	5,315,872	(9)		37.4%
5% stockholders:
Heartland Advisors, Inc. (10)	1,994,546			14.0%
789 North Water Street
Milwaukee, WI 53202
Rutabaga Capital Management (10)	1,395,308			9.8%
64 Broad Street, 3rd Floor
Boston, MA 02109
Dimensional Fund Advisors LP (10)	1,196,990			8.4%
6300 Bee Cave Road
Austin, TX 78746

  *                 Represents less than 1% of shares of common stock outstanding.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 1, 2009 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes options to purchase 25,000 shares of common stock.

(3)	Includes options to purchase 40,000 shares of common stock.

(4)	Includes options to purchase 48,750 shares of common stock.

(5)	Includes options to purchase 32,500 shares of common stock.

(6)	Includes options to purchase 10,000 shares of common stock.

(7)	Includes options to purchase 17,500 shares of common stock.

(8)	Includes 400 shares held in an irrevocable Trust Account for her son, John S. Vecsi, Jr. of which Ms. Vecsi is the trustee.

(9)	Includes options to purchase 222,500 shares of common stock.

(10)	This information was derived from the Schedule 13G filed by the reporting person.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent (10%) of a registered class of our common stock to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To the best of our knowledge, based solely on review of the copies of such forms furnished to us, or written representations that no other forms were required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent (10%) stockholders were complied with during the fiscal year ended December 31, 2008 with the following exception: a Change in Beneficial Ownership on Form 4 was not timely filed for Mr. Farrell relating to shares of common stock granted to him in July 2008.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and principal position of the executive officers of the Company as of the date of this Proxy Statement:

Name	Age	Position
Nancy Lurker	51	Chief Executive Officer
Jeffrey E. Smith	62	Executive Vice President, Chief Financial Officer and Treasurer
David Kerr	51	Senior Vice President, Business Development
Richard Micali	52	Senior Vice President, Sales Services
Howard Drazner	49	President, Pharmakon
Peter Tilles	48	President, TVG Marketing Research & Consulting

The principal occupation and business experience for at least the last five years for each executive officer is set forth below (except for Ms. Lurker, whose business experience is discussed above).

Jeffrey E. Smith joined us as Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer in May 2006. Immediately prior to joining PDI, Mr. Smith was senior vice president, finance and chief financial officer of Pliva, Inc., a specialty generic pharmaceutical company. From 1985 to 2002, Mr. Smith served in various executive positions with Alpharma, Inc., a global specialty pharmaceutical company. While with Alpharma, Inc., Mr. Smith was executive vice president, finance and chief financial officer and, for a three-year period, was responsible for worldwide operations while serving as acting president and member of the office of the chief executive. Mr. Smith is a Certified Public Accountant who began his career with Coopers & Lybrand, now PricewaterhouseCoopers.  Mr. Smith received his B.S. from Fairleigh Dickinson University.

David Kerr, age 51.  Mr. Kerr joined us as Senior Vice President of Business Development in April 2009.  Prior to joining PDI, Mr. Kerr was senior vice president of commercial business at Endo Pharmaceuticals, Inc., where he was responsible for branded and generic pharmaceutical product sales, marketing, managed markets, portfolio and strategic planning and analytics since 2006.  From 2001 to 2006, Mr. Kerr served as vice president of business development at Endo Pharmaceuticals, responsible for leading product licensing and acquisition activities.  Prior to that, Mr. Kerr spent six years at Knoll Pharmaceuticals, which was at that time a division of BASF Corporation, where he was senior director of the pain management business unit with responsibility for sales, marketing and business development activity.  Also while at Knoll, Kerr served as director of sales operations and strategic planning.  Prior to that, Mr. Kerr worked with American Cyanamid in international agricultural chemicals marketing.  Mr. Kerr also spent 15 years with the DuPont Company in roles of increasing responsibility within the commercial side of DuPont’s life science business.  Mr. Kerr received a B.S. in Accounting from Pennsylvania State University and an M.B.A. from the University of Delaware.

Richard P. Micali joined us as Senior Vice President of Sales Services in February 2009.  Prior to joining PDI, Mr. Micali spent 25 years at Bristol-Myers Squibb where he held positions of increasing responsibility in sales, marketing and managed markets. He began his career as a sales representative and most recently was vice president, oncology sales. Mr. Micali has broad sales leadership experience across several therapeutic areas and customer channels. He has extensive experience building and leading sales organizations while developing and retaining people. Throughout his career, he has successfully launched a variety of new products and indications.  Mr. Micali is a member of the Board of Trustees for Mercer Street Friends, a non-profit organization. He received his B.S. from Bowling Green State University and an M.B.A. from John Carroll University.

Howard Drazner joined us in 2004 upon our acquisition of Pharmakon and has served as the President of our Pharmakon business unit since September 2007.  Prior to that, Mr. Drazner spent 10 years as senior vice president of Pharmakon (formerly known as C. Beck) where he was responsible for sales and marketing of interactive peer programs.  Mr. Drazner began his career in the pharmaceutical industry with Stuart Pharmaceuticals, a division of ICI Americas, now known as AstraZeneca.  In addition, he has worked in a number of sales, marketing and management positions, including advertising space sales for the American College of Surgeons and direct marketing sales, management and marketing for Buckley Dement, an American Medical Association franchisee.  Mr. Drazner received a B.S. in Life Sciences from the University of Wisconsin.

Peter Tilles joined us in February 2008 as President of our TVG Marketing Research & Consulting business unit.  Prior to that, Mr. Tilles was a senior consultant to The Bancorp Bank’s Private Client Group during 2007 where he was responsible for strategic planning and product development. From 2002 to 2007, Mr. Tilles co-founded and financed the startup and expansion of three entrepreneurial ventures: Medavante, Inc. a pharmaceutical research and development services company conducting centralized assessments for mood disorder clinical trials, Fountain Mobile, Inc. a wireless health & wellness business focused on delivering personalized nutrition and fitness content to cellular phones and RecordMyCalls.com, a hardware/software independent call recording software as a service. Prior to 2002, Mr. Tilles spent 16 years in the financial services industry with Citigroup and with UBS/PaineWebber.  Mr. Tilles served as a member of the board of directors of Medavante from 2004 to 2008, and also served as board president of the Susan G. Komen Breast Cancer Foundation in Central & South New Jersey from 2004 to January 2009.  Mr. Tilles received a B.S. in Accounting from Syracuse University.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  Although stockholder approval is not required, we desire to obtain from the stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing E&Y as the independent registered public accounting firm of the Company and its subsidiaries.  The accompanying proxy will be voted for the ratification of the appointment of E&Y unless the proxy contains instructions otherwise.  If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

A representative of E&Y will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

The Board of Directors Recommends a Vote FOR the Ratification of the
Appointment of Ernst & Young LLP for Fiscal Year 2009 and Proxies That Are
Returned Will Be So Voted Unless Otherwise Instructed.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management and E&Y, the independent registered public accounting firm, our audited financial statements for fiscal 2008, management’s assessment of the effectiveness of our internal control over financial reporting and E&Y’s evaluation of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of our internal control over financial reporting.  The Audit Committee has also discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol.1 AU section 380) as adopted by the Public Company Accounting Oversight Board.  The Audit Committee has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y, such independent registered public accounting firm’s independence.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, including the effectiveness of internal control over financial reporting.  E&Y is responsible for performing an independent audit of our financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, on management’s assessment of the effectiveness of internal control over financial reporting, and on the effectiveness of internal control over financial reporting.  E&Y has free access to the Audit Committee to discuss any matters they deem appropriate.

Based on the reports and discussions described in this report, the Audit Committee recommended to the Board of Directors that our audited financial statements for fiscal 2008 be included in our Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee

Jack E. Stover, Chairperson
Gerald P. Belle
Veronica Lubatkin
Stephen J. Sullivan

Audit Committee Matters and Fees Paid to Independent Registered Public Accounting Firm

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC.  Each year, the independent registered public accounting firm’s retention to audit our financial statements and permissible non-audit services, including the associated fees, is approved by the Audit Committee.  At the beginning of the fiscal year, the Audit Committee evaluates other known potential engagements of the independent registered public accounting firm, in light of the scope of the work proposed to be performed and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence.  At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.  Typically, these would be services, such as due diligence for an acquisition, that were not known at the beginning of the year.  The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between committee meetings.  If the Chairperson so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

E&Y, an independent registered public accounting firm, has served as our independent accountants continuously since 2005.  The Audit Committee believes that the knowledge of our business E&Y has gained through this period of service is valuable.  Fees for services provided by E&Y for the past two completed years ended December 31 were as follows:

PRINCIPAL ACCOUNTANT FEES AND SERVICES
	2008	2007
Audit Fees	$ 849,467	$ 865,000
Audit-Related Fees	29,860	28,000
Tax Fees	20,000	-
All Other Fees	-	-
Total Fees	$ 899,327	$ 893,000

Fees for audit services include the audit of our consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and fees related to the review of our initial product commercialization contract.  Fees for audit-related services for 2008 consist of an audit of our 401(k) plan for the year ended December 31, 2007 by an affiliate of E&Y.  Fees for tax services include tax advisory services related to state and local tax matters.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of executive compensation arrangements should be read together with the compensation tables and related disclosures set forth elsewhere in this Proxy Statement under the caption “Executive Compensation”.  This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding executive compensation.  These statements involve known and unknown risks, uncertainties and other factors that may cause our future compensation programs to differ materially from currently planned programs.

Our current named executive officers who received compensation from the Company during 2008 are as follows:  (i) Nancy Lurker, our current CEO who joined the Company in November 2008; (ii) Jeffrey Smith, our CFO; (iii) Howard Drazner, the President of our Pharmakon business unit; and (iv) Peter Tilles, the President of our TVG Marketing Research & Consulting business unit who joined the Company in February 2008.  The discussion below also includes the following executive officers whose employment terminated during 2008:  (i) Michael Marquard, our former CEO; (ii) Kevin Connolly, our former President of Diversified Marketing Services; and (iii) James Farrell, our former Controller who joined the Company in April 2008 and is included in the discussion below due to his transitional role as interim CFO during a portion of 2008.

Compensation Philosophy and Objectives

We believe that executive compensation should be aligned with the performance and growth objectives of the Company and long-term stockholder value.  The primary objectives of our executive compensation plans are to:

•	provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified, experienced executives;
•	provide annual and long-term incentives that emphasize performance-based compensation and correlate directly with achievement of company financial targets and individual performance goals;
•
align the interests of our executives with those of our stockholders by having a meaningful portion of executive compensation comprised of equity-based incentives coupled with stock ownership guidelines; and

•	reward our executives for their individual contributions to the near and long-term success of the Company.

In order to achieve these objectives, we utilize both quantitative and qualitative measures of performance.  Our compensation plans are designed to provide our executive officers with compensation awards based in part upon our attainment of certain financial targets.  In addition, certain qualitative measures are also applied to assess the individual performance of each of our executives, such as an individual’s achievement of his or her annual goals, progress toward the Company’s strategic objectives, leadership and decision-making abilities, innovation and industry knowledge.

In accordance with our executive compensation objectives, there was an increased focus during 2008 on utilizing revenue growth as well as operating income results as a measurement tool for executive compensation, which culminated in significant changes to the structure of our annual cash incentive program in 2008, as described in more detail below.  Based on the financial performance of the Company and the level of achievement of our executives’ annual goals in 2008 and in light of current economic conditions, the annual cash incentives and long-term equity awards provided to our executives in February 2009 were at or near the minimum thresholds established during the first quarter of 2008.  In addition, the Compensation Committee has approved additional changes to our executive compensation plans for 2009, including the freezing of base salaries for 2009 and the removal of a minimum threshold funding level for the 2009 annual cash incentive plan.

Role of the Compensation Committee and the Board of Directors

The Compensation Committee provides overall guidance for our executive compensation policies and determines the value and elements of compensation for our executive officers, except for our CEO, whose compensation is approved by our full Board of Directors.  In making its determinations with respect to executive compensation, since 2002 the Compensation Committee has retained the services of a compensation consultant,

Pearl Meyer & Partners, to assist with the design of our executive compensation programs.  We believe that the use of an independent compensation consultant provides additional expertise to help us structure our executive compensation arrangements in a manner that is reasonable and consistent with our objectives, general survey data we use for benchmarking purposes and external market trends.  While the Compensation Committee typically reserves a portion of its meetings for executive sessions without the presence of management or the compensation consultant, the compensation consultant regularly participates in Compensation Committee meetings and advises the Compensation Committee on such matters as compensation trends and best practices, plan design and appropriate benchmarking.

In addition, our CEO and Senior Vice President, Human Resources participate in the process of determining the compensation for our senior executives and regularly participate in Compensation Committee meetings when requested by the Compensation Committee.  During the first quarter of each year, a summary of current year goals for each senior executive is presented to the Compensation Committee for review, input and approval.  The CEO and the Senior Vice President, Human Resources work closely with each of our senior executives to develop and refine these goals. In addition, the Compensation Committee approves the financial targets and related level of funding for achievement of these targets under the annual cash incentive plan for these individuals.  During the first quarter of the following year, the CEO, with the assistance of the Senior Vice President, Human Resources, undertakes a performance evaluation of each senior executive based upon the goals established for each executive during the prior year.  The Compensation Committee then meets with the CEO to discuss and review each senior executive’s performance during the last fiscal year and the level of achievement of each senior executive’s goals.  The CEO provides the Compensation Committee with recommendations regarding base salary, the annual cash incentives as well as the long-term equity incentive awards to be made to each senior executive.  The Compensation Committee then makes a final determination, in its sole discretion, regarding the compensation package of each senior executive.  This determination is based on the recommendation of the CEO as well as a review of the Company’s financial results and any relevant position-based executive compensation benchmarking data provided by the Compensation Committee’s independent compensation consultant.

The process for determination of CEO compensation differs as follows.  On an annual basis, the CEO completes a self-assessment of his or her performance for review by the Compensation Committee and the Board of Directors, and then the CEO meets with the Board of Directors to discuss his or her performance during the year.  The Board of Directors then meets in executive session without the CEO present to discuss and evaluate his or her performance and compensation package.  Ultimately, decisions regarding the CEO’s compensation package are made by the Board of Directors (excluding the CEO) based primarily upon the following considerations: (1) the achievement of the Company’s stated financial goals and the Board of Director’s evaluation of the CEO’s performance in achieving his or her annual goals; (2) the Compensation Committee’s and compensation consultant’s input to the Board of Directors; and (3) any relevant benchmarking data provided by the compensation consultant.

Benchmarking

Compensation levels for executives are determined based on a number of factors, including among other things, the compensation levels in the marketplace for similar positions.  Benchmarking compensation is a challenge for the Company, however, as we provide a unique mix of services in the marketplace.  There are very few public companies, if any, that are of similar size and scope which provide the types of sales and marketing support services that we provide to our customers in the marketplace, thereby making it difficult to develop a true comparison group with a meaningful number of companies.  As a result, the Compensation Committee benchmarks our executive compensation against data for numerous companies of similar size from general industry surveys that provide position-based compensation levels and other related compensation information.  The Compensation Committee relies on its compensation consultant to conduct the benchmarking analysis of general survey data and does not consider any particular survey participant to be a material factor in its compensation determinations.

Relative to the general survey data, the Compensation Committee’s objective is to target the total compensation of the Company’s executives generally within the median range of the survey data if the Company’s financial targets and the executive’s annual goals are achieved during the year.  Generally speaking, each element of executive compensation is targeted as follows:  (i) base salary is targeted to be within the median range; (ii) annual cash incentive opportunities have historically been targeted above the median range with an effort in recent years to align this element of executive compensation more closely within the median range; and (iii) the upper end of the grant guideline ranges established for long-term equity incentive grant values have generally been targeted within the median range.  However, due to a variety of reasons, including specific recruitment initiatives as well as an assessment of the level and type of responsibilities associated with certain executive positions within the Company and the specific experience, expertise and background of particular individuals, the various elements of executive compensation may vary considerably from the median range of the survey data for each executive position.

During 2008, the base salaries of the Company’s named executive officers were generally within the median range of the survey data (excluding the transitional roles of interim CEO and interim CFO) and therefore the increases in base salary in 2008, which ranged between one and four percent, were based on industry trends and individual performance.  With respect to the 2008 annual cash incentive program, payments made to our executive officers, which ranged from 20% to 26% of the full funding target levels, were below the median range of the survey data.  With respect to the 2008 long-term equity incentive program, the equity awards granted to these executives were at the lowest end of the established ranges and were therefore below the median range of the survey data.

Elements and Mix of Executive Compensation

Overview

We currently utilize the following three main components of executive compensation:

•	Base Salary;
•	Annual Cash Incentives; and
•	Long-Term Equity Incentives.

      We utilize these particular elements of executive compensation because we believe they provide a well-balanced mix of rewards designed to achieve our compensation objectives in accordance with our compensation philosophy.  We provide our executives a measure of security in the minimum level of compensation he or she is eligible to receive in the form of a base salary.  In addition, we also provide incentives for our executives to focus their efforts on achieving strong financial results on an annual basis through annual cash incentive rewards.  Finally, we seek to achieve our executive retention goals and long-term growth objectives by providing our executives with long-term incentive opportunities through equity awards that vest over a period of time.

The mix of executive compensation is generally leveraged in favor of at-risk compensation (in the form of annual cash incentives and long-term equity incentives), which results in a pay-for-performance orientation for our executives.  Approximately 60% of our executive officers’ total target compensation each year is typically comprised of incentive compensation, with the remaining 40% comprised of base salary (except with respect to our CEO’s total target compensation, which is more highly leveraged in favor of incentive compensation).  The incentive-based portion of our executive officers’ target compensation is divided relatively evenly among annual cash incentives and long-term equity incentives.  We believe that this mix of incentive compensation provides an appropriate balance between our short- and long-term financial and stock performance goals.  In furtherance of our philosophy of rewarding executives for future superior performance, prior stock compensation gains and losses are not considered when setting future compensation levels.

Base Salary

Base salaries are set with regard to the level of the executive officer’s position within the Company and the individual’s current and historical performance results, as well as general survey data.  The base salary levels and any changes to those levels for each executive are reviewed each year by the Compensation Committee (and in the case of the CEO, by the full Board of Directors), and adjustments may be based on factors such as new roles and/or responsibilities assumed by the executive and the executive’s impact on achieving our strategic and financial goals.  While our executives’ base salaries are generally targeted to be consistent with median base salaries for similar positions based on the general survey data described above, there is no specific weighting applied to any one factor in setting the level of salary, and the process ultimately relies on the Compensation Committee’s evaluation of the factors discussed above with respect to each executive officer.  The Compensation Committee also takes into account additional factors such as historical compensation and the individual’s potential to be a key contributor as well as special recruiting situations.  During 2008, based on an analysis of the foregoing factors, the base salaries of our named executive officers were increased as follows:

Named Executive Officer	Increase in Base Salary (%)
M. Marquard	3.9%
J. Smith	3.9%
K. Connolly	1.0%
H. Drazner	2.9%

Peter Tilles, the President of our TVG business unit, and James Farrell, the former interim Chief Financial Officer of the Corporation, both joined the Company during 2008 and therefore were not eligible for any adjustments to their respective base salaries during 2008.  In addition, in November 2008, the Compensation Committee, under the direction and with the approval of the full Board of Directors, developed a compensation package for our newly appointed CEO, Nancy Lurker.  In determining the base salary of $550,000, the Compensation Committee and the Board of Directors, in consultation with our compensation consultant, considered a variety of factors, including position-based market survey data, Ms. Lurker’s qualifications and experience, including prior experience as a chief executive officer, as well as the specific business goals and objectives of the Company.

Annual Cash Incentives

The annual cash incentive program provides our executive officers with an opportunity to receive a cash award based on our financial performance and the individual performance of each executive during the year.  Annual cash incentive targets are determined by the Compensation Committee during the first quarter of each fiscal year and are expressed as a percentage of such individual’s base salary.  In February 2008, the following annual cash incentive targets for 2008 were established for each named executive officer:

Named Executive Officer	Annual Cash Incentive Target (% of Base Salary)
M. Marquard *	80%
J. Smith	70%
J. Farrell *	40%
K. Connolly *	70%
H. Drazner	65%
P. Tilles	60%

* Mr. Marquard, Mr. Farrell and Mr. Connolly each terminated employment with the Company during 2008 and therefore did not receive an annual cash incentive award relating to fiscal 2008.

       These annual cash incentive targets were determined by the Compensation Committee, which took into consideration information provided by our compensation consultant regarding general survey data as well as the Compensation Committee’s desire to link a significant portion of our executive’s overall compensation to the achievement of specific financial and individual performance goals.

In order to determine the level of funding that will be available to make annual cash incentive awards to our executive officers, certain financial targets are established during the first quarter of each fiscal year.  In the first quarter of 2008, the Compensation Committee revised the structure of the funding mechanism for our annual cash incentive program in order to include a revenue component among our financial targets in addition to operating income targets.  Furthermore, the financial targets established in order to achieve full funding under the 2008 plan were considered to be aggressive and, in the case of our consolidated operating income target, was significantly in excess of forecasted results.  In light of these aggressive target levels and in order to ensure that the plan supported the Company’s retention objectives, the 2008 plan also provided for a minimum threshold funding level at 25% of the target award level.

For all named executive officers except for Mr. Drazner and Mr. Tilles, the financial targets consisted of a blended mix of revenue and operating income targets for our sales services and marketing services business segments as well as a consolidated operating income target.  For Mr. Drazner and Mr. Tilles, the financial targets consisted of revenue and operating income targets for their particular business units as well as a consolidated operating income target.  The level of funding for the annual cash incentive targets is calculated based on a sliding scale that correlates directly with the level of attainment of the various financial targets.  As a general matter, in order for the annual cash incentive targets to be funded at 100%, the applicable financial targets must be fully achieved.  The maximum level of funding under the 2008 plan was 120% and the minimum threshold funding level was 25%.  Once the level of funding has been calculated based on our financial results, the actual amount of the individual annual cash incentive award granted to each executive officer may then be adjusted by the Compensation Committee (or in the case of the CEO’s annual cash incentive, the Board of Directors) depending on a variety of factors, including any extraordinary circumstances that affected our financial performance during the fiscal year as well as the executive’s performance during the fiscal year, including the extent to which he or she achieved his or her annual goals and our strategic objectives.  The 2008 annual cash incentive plan provided for full funding only to the extent that the Company achieved at least break even consolidated operating income (excluding the impact of the financial results of our new product commercialization business segment) and the budgeted revenue and operating income results for our various business units were fully achieved.  This mix of targets was established by the Compensation Committee taking into consideration a variety of factors, including forecasted results and the existing pipeline for new business as well as market conditions and factors expected to affect the pharmaceutical industry and outsourced service providers to this industry during 2008.

In fiscal 2008, the Company’s consolidated operating income and business unit revenue and operating income results were at the lowest end of the established sliding scale set forth in the 2008 annual cash incentive plan, and therefore the 2008 plan was funded at the 25% minimum threshold.  In determining the actual amount of annual cash incentive awards to be made to our executive officers, the Compensation Committee considered, in addition to the level of funding established for each executive, the executive’s performance and contributions during the year as well as other factors, including any extraordinary circumstances that affected financial performance of the Company or a particular business unit during 2008 and may affect financial performance going forward.  Based on these criteria, the Compensation Committee approved annual cash incentive awards to each named executive officer in accordance with the minimum threshold funding level of 25%, except for Mr. Tilles, whose actual award was reduced slightly from the minimum funding level due to the financial performance of his business unit during 2008.  Mr. Smith’s actual award was slightly above the 25% funding level due to his performance during 2008, which included his assumption of the role of interim CEO during a portion of 2008. In February 2009, the following annual cash incentive awards were approved for the named executive officers (expressed as a percentage of (i) base salary and (ii) annual cash incentive target):

Named Executive Officer	Actual Annual Cash Incentive Award (% of Base Salary)	Actual Annual Cash Incentive Award (% of Target)
J. Smith	18%	26%
H. Drazner	16%	25%
P. Tilles	12%	20%

With respect to our current CEO, Ms. Lurker was appointed in November 2008 and therefore was not eligible to receive an annual cash incentive award in February 2009 since this award is based on performance during 2008.  Under the 2009 annual cash incentive plan, Ms. Lurker’s annual cash incentive target for full funding of the plan was set at 100% of her base salary.

Long-Term Equity Incentives

Our executives are also eligible to participate in a long-term equity incentive program each year, which is administered under our 2004 Stock Award and Incentive Plan (the “2004 Plan”).  The long-term equity incentive component of our compensation program is used to balance the short-term focus of the annual cash incentive component by tying the ultimate value of these equity rewards to our long-term performance.  The Compensation Committee believes that long-term stock-based incentive compensation enhances our ability to attract and retain high quality talent and provides the motivation to improve our long-term financial performance and increase stockholder value.

Since 2006, equity awards under this plan have typically consisted of stock-settled stock appreciation rights (“SARs”) and restricted stock.  In May 2008, the Compensation Committee approved a transition from restricted stock to restricted stock units (“RSUs”) in order to improve the tax efficiency of the awards for the Company and the participants receiving these awards.  RSU grants generally cliff vest at the end of a three-year period, with shares delivered to our executives upon vesting.  Unless provided otherwise in an agreement, unvested RSUs are forfeited when an executive’s service with the Company is terminated.  We believe that RSUs provide our executives with a significant link to our share price and also assist with retention of executive talent in critical positions.  SARs are granted with an exercise price equal to the market value of the common stock on the date of grant and generally vest ratably over a three-year period.  We believe that tying a significant portion of our executives’ compensation to stock price appreciation furthers the goal of aligning executive and stockholder interests.

The Compensation Committee typically approves a grant guideline range in dollar values for the long-term equity component of compensation for each executive officer during the first quarter of each fiscal year.  The ranges are established in accordance with a tier system which is based on each executive’s position and responsibilities within the organization.  The CEO is in the first tier and therefore has the highest established dollar range, which is also consistent with survey data benchmarks.  The CFO is included within the second tier, and the respective presidents of our business units are included within the third tier.   The primary goal of the Compensation Committee in establishing these grant guideline ranges for long-term equity incentive grant values is to position our executives at median levels of long-term incentive compensation compared with general survey data, assuming that our financial results are in line with targeted levels of performance and taking into consideration certain qualitative factors such as the executive’s strategic impact, experience and expertise.  For all of our executive officers except the CEO, the long-term equity incentive awards are approved by the Compensation Committee in the first quarter of the following year.  The Board of Directors approves the long-term equity incentive award granted to the CEO.

In March 2008, the following grant guideline ranges for 2008 long-term equity incentive grant values were established for each named executive officer:

Named Executive Officer	Long-term Equity Incentive Award Range ($ Value)
M. Marquard *	$500,000-$800,000
J. Smith	$200,000-$300,000
J. Farrell *	$30,000-$80,000
K. Connolly*	$200,000-$300,000
H. Drazner	$80,000-$150,000
P. Tilles	$80,000-$150,000

* Each of Mr. Marquard, Mr. Farrell and Mr. Connolly terminated employment with the Company during 2008 and therefore did not receive a long-term equity incentive award relating to fiscal 2008.

In determining the actual amount of the award within the established range, the Compensation Committee (and in the case of the CEO’s award, the Board of Directors) considers various factors, including our overall financial, operating and stock performance, the executive's strategic impact, alignment with stockholder interests based on equity ownership of the executive management team, total stockholder dilution and annual share utilization rates, competitive market practices and the balance with other elements of the executive’s compensation package.

In February 2009, the following long-term equity incentive awards were granted to each named executive officer in the form of RSUs and SARs:

Named Executive Officer	Approximate Amount ($ Value)	Amount (% of Base Salary)
J. Smith	$210,000	65%
H. Drazner	$80,000	34%
P. Tilles	$80,000	39%

The dollar value of these long-term equity incentives was split evenly in the form of RSUs and SARs for each named executive officer.  The dollar value of the long-term equity incentives that were awarded reflect the lowest end of the grant guideline range that was established by the Compensation Committee in 2008 for each named executive officer.  This is due primarily to our overall financial performance in 2008 and the status of certain other strategic initiatives established for 2008.  Although these amounts were granted with respect to 2008 performance, they are not reported in the section of this Proxy Statement entitled “Summary Compensation Table” as the FAS 123R value will correspond to their date of grant in 2009 and therefore will be reported in the summary compensation table that will be included in our 2010 proxy statement.

With respect to our current CEO, Ms. Lurker was appointed in November 2008 and therefore was not eligible to receive a long term equity incentive award in February 2009 since this award is based on performance during 2008.  Under the 2009 long-term equity incentive plan, Ms. Lurker’s target was established at a maximum of 100% of base salary.  In addition, in connection with her appointment in November 2008, Ms. Lurker received 140,000 RSUs and 280,000 performance contingent SARs.  The RSUs vest and become payable in shares of our common stock in five equal annual installments, with the initial 20% of the units vesting immediately on the grant date and an additional 20% of the units vesting annually on each anniversary of the grant date over a four-year period.  The SARs are subject to the same vesting schedule as the RSUs but are only exercisable in connection with a considerable increase in the current price of our common stock as follows:

•	with respect to the initial 94,000 SARs, the closing price of our common stock has been at least $10.00 per share for 60 consecutive trading days anytime within five years from the grant date;

•	with respect to the next 93,000 SARs, the closing price of our common stock has been at least $15.00 per share for 60 consecutive trading days anytime within five years from the grant date; and

•	with respect to the final 93,000 SARs, the closing price of our common stock has been at least $20.00 per share for 60 consecutive trading days anytime within five years from the grant date.

In connection with the departure of Michael Marquard, our former CEO, in June 2008, Jeffrey Smith, our current CFO, was appointed as interim CEO and James Farrell, our former Controller, was appointed as interim CFO.  In recognition of the increased responsibilities associated with these interim appointments, Mr. Smith was provided with an award of approximately $150,000 worth of shares of our common stock, with $50,000 worth of shares provided to Mr. Smith upon assumption of his duties as interim CEO and the remaining $100,000 worth of shares to be provided to him upon the successful appointment of a new permanent CEO.  Similarly, Mr. Farrell was provided with an award of approximately $30,000 worth of shares of our common stock, with shares equal to half of the total value provided to Mr. Farrell in July 2008 and the remaining $15,000 worth of shares to be provided to him upon the successful appointment of a new permanent CEO.

Equity Grant Approval Process

In 2007, the Compensation Committee approved and adopted a formal process relating to the granting of equity awards.  In accordance with this process, long-term equity incentive awards for all executive officers (other than the CEO) are approved by the Compensation Committee during the first quarter of each year, and the grant date for such awards is the date on which such awards are approved by the Compensation Committee.  With respect to a long-term equity incentive award to the CEO, the Board of Directors approves this award during the first quarter of each year and the grant date is the date of approval by the Board of Directors.  For the portion of the equity award that is granted in the form of RSUs, the determination of the number of RSUs to be granted is calculated by dividing the dollar value of the RSU portion of the award by the closing price of our stock on the date of the grant.  For the portion of the equity award that is granted in the form of SARs, the number of SARs to be granted is calculated by dividing the dollar value of the SARs portion of the award by the fair market value of the SAR based on a Black-Scholes valuation model.

For newly hired employees, if the Compensation Committee approves an equity award prior to the individual’s date of hire, the grant date for the equity award is the date of hire with reference (either for purposes of determining the value of the RSU or exercise price of the SAR) to the closing price on the grant date.  If the Compensation Committee approves the equity award after the date of hire, then the grant date of the award is the date on which the Compensation Committee approves the equity award, and the value of the RSU or the exercise price of the SAR, as appropriate, is computed with reference to the closing price on the grant date.

Perquisites

As a matter of practice, we provide only limited special perquisites to our executive officers that are not generally provided to all employees.  Executives are eligible for the standard benefits and programs generally available to all of our employees, plus additional financial planning and executive physical examination services as well as automobile benefits.  The value of these special perquisites, as well as additional benefits that are available generally to all of our employees, that were provided to each named executive officer in 2008 are set forth in footnote 9 to the table contained in the section of this Proxy Statement entitled “Summary Compensation Table.”

Deferred Compensation Plan

We also allow our executives to elect to defer receipt of cash compensation through participation in the Executive Deferred Compensation Plan.  The purpose of the plan is to allow participants to defer receipt of current cash compensation (base salary and annual cash incentives) in order to maximize deferrals that could not otherwise be put into other qualified benefit plans, such as our 401(k) plan, due to federally-imposed limits.  The plan also allows members of our Board of Directors to defer board and committee fees.

Employment Agreements and Post-Termination Payments

We have employment separation agreements with certain key executives in order to attract and retain a highly qualified management team.  The Compensation Committee considers the terms of these agreements to be consistent with standard market practice and periodically reviews all such agreements in the context of the Company’s specific needs and emerging best practices.  Additional information regarding the employment separation agreements and the potential value of post-termination benefits of our currently employed named executive officers can be found in the section of this Proxy Statement entitled “Potential Payments upon Termination”.

Stock Ownership Guidelines

We adopted stock ownership guidelines effective January 1, 2007 that are intended to require our executive officers and non-employee directors to own our common stock.  Such individuals must retain at least 50% of net shares delivered through our executive and director compensation plans.  Net shares refer to those that remain after shares are sold or forfeited to pay the exercise price of stock options and withholding taxes for stock options, SARs, restricted stock and RSUs.  These shares must be retained until the earliest of (1) three years from the date of exercise or vesting; (2) retirement; or (3) termination of employment.  Failure to comply with these ownership guidelines may result in reduced levels of annual and/or long-term incentive compensation despite meeting financial targets and other performance goals.  All of our executive officers and non-employee directors were in compliance with these guidelines during 2008.

Impact of Tax and Accounting

As a general matter, the Compensation Committee takes into account the various tax and accounting implications of the various compensation vehicles utilized by the Company.  When determining amounts of long-term equity incentive awards for executives, the Compensation Committee examines the accounting costs associated with awarding such equity compensation in accordance with FAS 123R.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation over $1 million paid to the chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer).  To the extent that compensation is based upon the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the stockholders, the compensation is not included in the computation of the limit.  The Compensation Committee intends, to the extent feasible and where it believes it is in the best interests of the Company and its stockholders, to qualify executive compensation as tax deductible where it does not adversely affect the Compensation Committee’s development and execution of effective compensation plans.  The Compensation Committee intends, however, to maintain at all times the flexibility to take actions it considers to be in the best interests of the Company and its stockholders.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management and, based on such review and discussion, the Compensation and Management Development Committee recommends that it be included in this Proxy Statement.

Submitted by the Compensation and
Management Development Committee

Frank J. Ryan, Chairperson
Joseph T. Curti, M.D.
John Federspiel
John M. Pietruski

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2008, the Compensation Committee consisted of Messrs. Ryan, Pietruski and Federspiel and Dr. Curti, all of whom are non-employee directors.  No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation paid to all persons who served as our CEO and CFO and our three other most highly compensated executive officers who served in such capacities during 2008 (collectively referred to as the “named executive officers”).

SUMMARY COMPENSATION TABLE FOR 2008, 2007 and 2006
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(7)	Options and SARs Awards ($)(8)	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation (9)	Total
Nancy Lurker
CEO (1)	2008	$ 66,635	$ -	$ 134,820	$ 9,323	$ -	$ 1,517	$ 212,295
Michael Marquard -
Former CEO (2)	2008	201,760	-	80,049	33,653	-	911,939	1,227,401
	2007	411,333	-	158,422	94,418	280,000	28,031	972,204
	2006	254,615	-	31,249	32,710	160,000	140,833	619,408
Jeffrey Smith -
EVP, CFO and	2008	317,865		283,520	76,359	57,851	27,848	763,440
Treasurer and	2007	306,375	-	119,667	53,994	191,000	27,456	698,492
Interim CEO	2006	188,654	-	20,834	21,910	133,665	7,707	372,769
James Farrell
Former
Interim CFO (4)	2008	135,779	15,000	30,004	-	-	3,654	184,437
Howard Drazner -
SVP, President -	2008	233,866	-	45,452	20,155	38,003	18,051	355,528
Pharmakon	2007	219,271	-	16,756	14,911	68,580	16,614	336,132
	2006	210,000	2,000	4,999	4,409	107,100	16,890	345,398
Peter Tilles -
SVP, President -
TVG (5)	2008	187,917	-	11,112	6,421	22,550	7,782	235,782
Kevin Connolly -
Former EVP and	2008	179,563	-	(4,166)	9,285	-	425,268	609,950
President, DMS (6)	2007	274,818	-	80,433	27,855	77,000	25,762	485,868
	2006	267,279	-	66,774	11,022	168,386	18,163	531,624

(1)	Became CEO effective November 18, 2008.

(2)	Resigned effective June 20, 2008.

(3)	Mr. Smith was awarded shares with a fair value at the date of grant of approximately $150,000 in recognition of his service as our interim CEO from June – November 2008.

(4)	Resigned effective December 11, 2008.

(5)	Became President of TVG effective February 6, 2008.

(6)	Resigned effective August 22, 2008.

(7)
The amounts in this column do not necessarily represent the value of the award granted, nor are they a prediction of what will be paid to the employee.  The amounts in this column represent the expense taken by the Company in accordance with FAS 123R in 2008, 2007 and 2006 for portions of awards granted in 2006, 2007 and 2008.  The assumptions used in determining the fair value of the stock awards are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.  We generally recognize expense ratably over the requisite vesting period.

(8)
Reports the amount recognized in accordance with FAS 123R in our financial statement for the year ended December 31, 2008, 2007 and 2006 for SARs granted in 2006, 2007 and 2008.  The assumptions used in determining the fair value of the SARs awards are set forth in Note 13 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2008.  We generally recognize expense ratably over the requisite vesting period.

(9)	For the named executive officers, this column includes the following amounts in 2008, 2007 and 2006:

Name	Year	401(k) Company Match ($)	Term Life Insurance Payment ($)	Automobile Benefit ($)	Financial Planning Services ($)	Accrued Vacation Days ($)	Termination Payments ($)	Relocation ($)	Totals ($)
Nancy Lurker	2008	$-	$17	$1,500	$-	$-	$-	$-	$1,517
Michael Marquard	2008	7,444	197	5,731	5,390	1,664	891,514	-	911,939
	2007	2,773	258	12,000	13,000	-	-	-	28,031
	2006	-	161	7,336	-	-	-	133,336	140,833
Jeffrey Smith	2008	9,200	396	12,000	6,252	-	-	-	27,848
	2007	2,060	396	12,000	13,000	-	-	-	27,456
	2006	-	161	7,545	-	-	-	-	7,706
James Farrell	2008	-	40	-	-	3,614	-	-	3,654
Howard Drazner	2008	8,962	90	9,000	-	-	-	-	18,051
	2007	7,874	90	8,650	-	-	-	-	16,614
	2006	8,400	90	8,400	-	-	-	-	16,890
Peter Tilles	2008	-	82	7,700	-	-	-	-	7,782
Kevin Connolly	2008	6,459	172	6,571	10,000	4,997	397,069	-	425,268
	2007	5,424	138	10,200	10,000	-	-	-	25,762
	2006	-	138	10,200	7,825	-	-	-	18,163

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2008.
[Missing

GRANTS OF PLAN-BASED AWARDS DURING 2008
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)		Stock Awards: Number of Shares of Stock or	Option Awards: Number of Securities Underlying	Exercise or Base Price of SARs	Grant Date Fair Value of Stock and SARs
Name	Grant Date		Threshold	Target	Maximum	Threshold	Maximum	Units	SARs	Awards	Awards
			($)	($)	($)	($)	($)	(#)	(#)	($)	($)
Nancy Lurker	11/18/2008	(3)	$ -	$ -	$ -	$ -	$ -	140,000	280,000	$ -	$ 840,400
Michael Marquard	2/27/2008	(4)	-	-	-	-	-	32,342	56,883	7.73	394,487
Jeffrey Smith	2/27/2008	(4)	-	-	-	-	-	12,937	22,753	7.73	157,796
			55,626	222,506	267,007	200,000	300,000	-	-	-	-
	6/26/2008	(5)	-	-	-	-	-	6,054	-	-	50,006
	11/18/2008	(5)	-	-	-	-	-	23,365	-	-	100,002
James Farrell	4/29/2008	(6)	-	-	-	-	-	3,468	-	-	29,998
	7/20/2008	(7)	-	-	-	-	-	1,701	-	-	15,003
	11/18/2008	(7)	-	-	-	-	-	3,505	-	-	15,001
Howard Drazner	2/27/2008	(4)	-	-	-	-	-	5,175	9,101	7.73	63,120
			38,003	152,013	182,415	80,000	150,000	-	-	-	-
Peter Tilles	2/27/2008	(4)	-	-	-	-	-	5,175	9,101	7.73	63,120
			28,188	112,750	135,300	80,000	150,000	-	-	-	-
Kevin Connolly	2/27/2008	(4)	-	-	-	-	-	12,937	22,753	7.73	157,796

(1)
The amounts in these columns represent potential payouts under the 2008 annual cash incentive plan and were based on performance in 2008, which has now occurred.  The amounts actually paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
These columns show the threshold and maximum grant values that were established under the 2008 long-term equity incentive plan and were based on performance in 2008, which has now occurred.  The grant value of the equity incentives actually granted in February 2009 under the 2008 long-term equity incentive plan are disclosed in the section of this Proxy Statement entitled “Compensation Discussion and Analysis – Long-Term Equity Incentives”.

(3)
In connection with her appointment as our CEO in November 2008, Ms. Lurker received 140,000 RSUs and 280,000 performance contingent SARs.  The RSUs vest and become payable in shares of our common stock in five equal annual installments, with the initial 20% of the units vesting immediately on the grant date and an additional 20% of the units vesting annual on each anniversary of the grant date over a four year period. The SARs are subject to the same vesting schedule as the RSUs but are only exercisable in connection with certain increases in the price of our common stock as described under “Compensation Discussion and Analysis – Long-Term Equity Incentives.”

(4)
These amounts include restricted stock and SARs that were awarded in March 2008 under the 2007 long-term equity incentive plan.  The restricted stock and the SARs vest in three equal annual installments over a three year period.

(5)
In recognition of Mr. Smith’s increased responsibilities as our interim CEO from June 2008 through November 2008, he was awarded $150,000 worth of shares of our common stock, with $50,000 worth of shares provided to Mr. Smith upon assumption of his duties as interim CEO in June 2008 and the remaining $100,000 worth of shares provided to him upon the successful appointment of a new permanent CEO in November 2008.

(6)	Represents an initial grant of shares of restricted stock awarded to Mr. Farrell in connection with the commencement of his employment as our Vice President and Controller in April 2008.

(7)
In recognition of Mr. Farrell’s increased responsibilities as our interim CFO, he was awarded $30,000 worth of shares of our common stock, with half of the dollar value of the shares provided to Mr. Farrell in July 2008 and the remaining half of the dollar value of the shares provided to him upon the successful appointment of a new permanent CEO in November 2008.

Outstanding Equity Awards

The following table provides information concerning the number and value of unexercised SARs, restricted stock awards and RSUs for the named executive officers outstanding as of the fiscal year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008
Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not Vested (#)		Market Value of Shares that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Vlaue of Unearned Shares or Other Rights that have not Vested ($)
Nancy Lurker	-		-		$ -	-	112,000	(1)	$ 449,120	-	$ -
	-		280,000	(2)	4.28	11/18/2015	-		-	-	-
Jeffrey Smith	10,441	(3)	5,221	(3)	13.47	5/15/2011				-	-
	-		-		-	-	11,817	(4)	47,386	-	-
	6,360	(5)	12,720	(5)	9.52	3/30/2012	-		-	-	-
	-		-		-	-	12,937	(6)	51,877	-	-
	-		22,753	(7)	7.73	2/27/2013	-		-	-	-
Howard Drazner	-		-		-	-	1,658	(8)	6,649	-	-
	1,902	(9)	951	(9)	12.06	3/23/2011	-		-	-	-
	-		-		-	-	3,676	(10)	14,741	-	-
	1,978	(5)	3,958	(5)	9.52	3/30/2012	-		-	-	-
	-		-		-	-	3,334	(11)	13,369	-	-
	-		-		-	-	5,175	(12)	20,752	-	-
	-		9,101	(7)	7.73	2/27/2013	-		-	-	-
Peter Tilles	-		-		-	-	5,175	(12)	20,752	-	-
	-		9,101	(7)	7.73	2/27/2013	-		-	-	-

(1)	RSUs that vest one-fourth on each of November 18, 2009, November 18, 2010, November 18, 2011 and November 18, 2012.

(2)
Performance contingent SARs where 56,000 are currently vested and the remaining SARs vest one-fourth on each of November 18, 2009, November 18, 2010, November 18, 2011 and November 18, 2012 but are only exercisable upon the performance conditions being met.

(3)	Two-thirds of the SARs are currently exercisable, one-third on May 11, 2009.

(4)	Two-thirds of the RSUs will become exercisable on March 30, 2009, one-third on March 30, 2010.

(5)	One-third of the SARs are currently exercisable, one-third on each of March 30, 2009 and March 30, 2010.

(6)	One-third of the RSUs that vest on each of February 27, 2009, February 27, 2010 and February 27, 2011.

(7)	One-third of the SARs will become exercisable on each of February 27, 2009, February 27, 2010 and February 27, 2011.

(8)	Restricted shares of common stock that vest on March 23, 2009.

(9)	Two-thirds of the SARs are currently exercisable, one-third will become exercisable on March 23, 2009.

(10)	Two-thirds of the restricted shares of common stock will become exercisable on March 30, 2009, one-third on March 30, 2010.

(11)	Restricted shares of common stock that vest one-half on each of November 27, 2009 and November 27, 2010.

(12)	Restricted shares of common stock that vest one-third on each of February 27, 2009, February 27, 2010 and February 27, 2011.

Option Exercises and Stock Vested

The following table presents information concerning the vesting of shares of restricted stock or the receipt of shares of common stock for the named executive officers during the fiscal year ended December 31, 2008.  None of our named executive officers exercised any SARs during fiscal 2008.

STOCK VESTED IN 2008
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nancy Lurker	28,000	$119,840
Michael Marquard	25,273	208,222
Jeffrey Smith	36,843	211,256
James Farrell	5,206	30,004
Howard Drazner	1,666	6,647
Kevin Connolly	4,146	24,296

Nonqualified Deferred Compensation

None of the named executives for 2008 have participated in our deferred compensation plan.

Potential Payments upon Termination

The following table reflects the estimated amount of compensation that would be payable to each of our currently employed named executive officers upon termination of such executive’s employment in accordance with their respective employment separation agreements and restricted stock grant agreements.  The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination.  The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name	Cash Payment ($)	Continuation of Medical/ Welfare Benefits (Present Value) ($)	Acceleration of Equity Awards ($) (1)	Total Termination Benefits ($)
Voluntary Resignation:
Nancy Lurker	$-	$-	$-	$-
Jeffrey Smith	-	-	-	-
Howard Drazner	-	-	-	-
Peter Tilles	-	-	-	-
Termination Without Cause or Resignation for Good Reason:
Nancy Lurker	825,000	22,500	-	847,500
Jeffrey Smith	662,605	15,000	-	677,605
Howard Drazner	336,897	15,000	-	351,897
Peter Tilles	213,400	15,000	-	228,400
Termination Without Cause or Resignation for Good Reason Upon a Change of Control:
Nancy Lurker	825,000	22,500	449,120	1,296,620
Jeffrey Smith	662,605	15,000	99,264	776,869
Howard Drazner	336,897	15,000	55,510	407,408
Peter Tilles	213,400	15,000	20,752	249,152

(1)
These amounts are based on the value of restricted shares of common stock and RSUs held at December 31, 2008 that would become immediately vested upon retirement or a change of control pursuant to the applicable restricted stock grant agreement.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination, including accrued vacation pay, distributions of plan balances under the 401(k) Plan and payments of amounts under disability insurance policies.

Below is a summary of all employment separation agreements that were in effect during all or a portion of 2008 for our named executive officers.

Current Executives

Nancy Lurker

Under Ms. Lurker’s employment separation agreement, in consideration for her employment with the Company and certain covenants not to compete and not to solicit the Company’s employees or clients for a period of up to 18 or 24 months after termination of employment (depending on the date of her termination), and subject to a general release of claims against the Company, Ms. Lurker is entitled to receive the following benefits if she is terminated without Cause (as defined below) or if she resigns for Good Reason (as defined below) or if her employment is terminated in connection with a change of control on or before November 18, 2010:

•	A payment equal to the product of eighteen (18) times her then current monthly base salary;

•
A payment equal to the actual amount paid to her under any cash-based incentive or bonus plan in which she participates with respect to the last full fiscal year of her participation in such plan prior to the date of her termination of employment with the Company; and

•	Reimbursement for the cost of the premiums for COBRA group health continuation coverage for up to 18 months.

Ms. Lurker is entitled to receive the following benefits if she is terminated without Cause or if she resigns for Good Reason or if her employment is terminated in connection with a change of control after November 18, 2010:

•	A payment equal to the product of twenty-four (24) times her then current monthly base salary;

•
A payment equal to the average of the annual amounts paid to her under any cash-based incentive or bonus plan in which she participates with respect to the last three (3) full fiscal years of her participation in such plan prior to the date of her termination (or, if her participation in such plan is less than three full fiscal years, such shorter number of full fiscal years of participation at the date of termination); and

•	Reimbursement for the cost of the premiums for COBRA group health continuation coverage for up to 24 months.

“Cause” generally means: (1) Ms. Lurker’s failure to use her best efforts to achieve her goals; (2) Ms. Lurker’s failure to comply with the reasonable instructions of our Board of Directors; (3) a material breach by Ms. Lurker of the terms of her confidentiality, non-solicitation and covenant not to compete agreement; (4) Ms. Lurker’s failure to adhere to our documented policies and procedures; (5) Ms. Lurker’s failure to adhere to moral and ethical business principles; (6) Ms. Lurker’s conviction of a criminal offense; (7) any documented act of material dishonesty or fraud by Ms. Lurker in the commission of her duties; (8) misconduct by Ms. Lurker that results in a misstatement of our financial statements due to material non-compliance with financial reporting requirements under Section 304 of the Sarbanes-Oxley Act of 2002.

“Good Reason” generally means: (1) the failure to pay Ms. Lurker any material amount of compensation that is due and payable; (2) a material reduction in Ms. Lurker’s annual base salary; (3) the relocation of Ms. Lurker’s principal place of employment to a location more than 50 miles from Ms. Lurker’s current principal place of employment; (4) a material adverse alteration of Ms. Lurker’s duties and responsibilities; (5) an intentional, material reduction of Ms. Lurker’s aggregate target incentive awards under any incentive plans; or (6) in connection with a change in control, the material failure to maintain Ms. Lurker’s relative level of coverage under its employee benefit plans.

Jeffrey E. Smith

Under Mr. Smith’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit employees or clients for a period of up to 18 months after termination of employment, as well as a general release of claims against the Company, Mr. Smith is entitled to receive the following benefits if he is terminated without Cause (as defined below) or if he resigns with Good Reason (as defined below):

•	A payment equal to the product of 18 times his then current monthly base salary;

•	A payment equal to the average cash incentive compensation paid to him based on the three most recent years (or such shorter period of employment); and

•	Continued participation in our health and welfare programs, at our expense, for 12 months.

For purposes of Mr. Smith’s agreement:

“Cause” generally means: (1) Mr. Smith’s failure to satisfactorily perform duties despite adequate warnings; (2) Mr. Smith’s failure to adhere to (a) generally accepted standards of conduct in the workplace, (b) our policies and procedures or (c) moral and ethical business principles; or (3) Mr. Smith’s conviction of a crime or any other act of dishonesty in commission of his duties.

“Good Reason” generally means: (1) a substantial adverse change in Mr. Smith’s title or responsibilities; (2) a reduction in Mr. Smith’s base salary; (3) modification of Mr. Smith’s overall compensation plan resulting in the material reduction of his earning potential; or (4) a relocation of our principal place of business more than 50 miles from Mr. Smith’s residence.

Howard Drazner

Under Mr. Drazner’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit employees or clients for a period of 12 months after termination of employment, as well as a general release of claims against the Company, Mr. Drazner is entitled to receive the following benefits if he is terminated without Cause (as defined below) or if he resigns with Good Reason (as defined below) or if his employment is terminated due to a change of control:

•	A payment equal to the product of 12 times his then current monthly base salary;

•	A payment equal to the average cash incentive compensation paid to him during the three most recent years; and

•	Reimbursement for the cost of the premiums for COBRA group health continuation coverage for up to 12 months.

For purposes of Mr. Drazner’s agreement:

“Cause” generally means: (1) Mr. Drazner’s failure to use his best efforts to achieve his goals; (2) Mr. Drazner’s failure to comply with the reasonable instructions of our CEO; (3) Mr. Drazner’s failure to adhere to our documents policies and procedures; (4) Mr. Drazner’s failure to adhere to moral and ethical business principles; (5) Mr. Drazner’s conviction of any felony or criminal offense involving fraud, deceit, dishonest or unethical behavior; or (6) any documented act of material dishonesty or fraud by Mr. Drazner.

“Good Reason” generally means: (1) the failure to pay Mr. Drazner any material amount of compensation that is due; (2) a reduction in Mr. Drazner’s annual base salary in excess of 15 percent (unless all similarly situated executives receive this reduction); (3) the relocation of Mr. Drazner’s principal place of employment to a location more than 50 miles from his current principal place of employment; or (4) a material adverse change in Mr. Drazner’s duties and responsibilities.

Peter Tilles

Under Mr. Tilles’ employment separation agreement, in consideration of certain covenants not to compete and not to solicit employees or clients for a period of 12 months after termination of employment, as well as a general release of claims against the Company, Mr. Tilles is entitled to receive the following benefits if he is terminated without Cause (as defined below) or if he resigns with Good Reason (as defined below):

•	A payment equal to the product of 12 times his then current monthly base salary;

•	A payment equal to the average cash incentive compensation paid to him during the three most recent years (or such shorter time period of employment); and

•	Reimbursement for the cost of the premiums for COBRA group health continuation coverage for up to 12 months.

For purposes of Mr. Tilles’ agreement:

“Cause” generally means: (1) Mr. Tilles’ failure to use his best efforts to achieve his goals; (2) Mr. Tilles’ failure to comply with the reasonable instructions of our CEO; (3) Mr. Tilles’ failure to adhere to our documents policies and procedures; (4) Mr. Tilles’ failure to adhere to moral and ethical business principles; (5) Mr. Tilles’ conviction of a criminal offense; or (6) any documented act of material dishonesty or fraud by Mr. Tilles; or (7) misconduct by Mr. Tilles resulting in a misstatement of our financial statements due to material non-compliance with financial requirement under Section 304 of the Sarbanes-Oxley Act.

“Good Reason” generally means: (1) the failure to pay Mr. Tilles any material amount of compensation that is due; (2) a material reduction in Mr. Tilles’ annual base salary or (3) the relocation of Mr. Tilles’ principal place of employment to a location more than 50 miles from Mr. Tilles’ current principal place of employment.  In addition, during the two year period following any change in control of the Company, “Good Reason” shall also include (1) a material adverse alteration of Mr. Tilles’ duties and responsibilities; (2) an intentional, material reduction of Mr. Tilles’ aggregate target incentive awards under any incentive plans or (3) the Company’s failure to maintain Mr. Tilles’ relative level of coverage under its employee benefit plans.

Former Executives

Michael J. Marquard

Under Mr. Marquard’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit our employees or clients for a period of up to 18 months after termination of employment, as well as a general release of claims against the Company, Mr. Marquard was entitled to receive the following benefits if he was terminated without Cause (as defined below) or if he resigned with Good Reason (as defined below):

•	A payment equal to the product of 18 times his then current monthly base salary;

•	A payment equal to the average cash incentive compensation paid to him based on the three most recent years (or such shorter period of employment); and

•	Continued participation in our health and welfare programs, at our expense, for up to 18 months.

For purposes of Mr. Marquard’s agreement:

“Cause” generally means: (1) Mr. Marquard’s failure to comply with reasonable instructions of our Board of Directors; (2) a material breach of the employment separation agreement by Mr. Marquard; (3) Mr. Marquard’s failure to adhere to our documented policies and procedures; (4) Mr. Marquard’s failure to adhere to moral and ethical business principles; or (5) Mr. Marquard’s conviction of a crime or other documented act of material dishonesty in the commission of his duties.

“Good Reason” generally means: (1) a material reduction of Mr. Marquard’s duties or assignment of duties materially inconsistent with his responsibilities as CEO; (2) a material breach of the agreement by the Company; (3) a reduction in Mr. Marquard’s base salary or failure to pay him any material amount when due; or (4) adverse change in Mr. Marquard’s titles, responsibilities or base salary or relocation of the Company’s office more than 50 miles, in each case within two years of a change in control.

Mr. Marquard retired from the Company, effective June 20, 2008.  In connection with Mr. Marquard’s departure, Mr. Marquard received cash payments totaling approximately $892,000 in December 2008.  In addition, the Company agreed to accelerate the vesting of 14,029 shares of restricted stock previously granted to Mr. Marquard

Kevin Connolly

Under Mr. Connolly’s employment separation agreement, in consideration of certain covenants not to compete and not to solicit employees or clients for a period of 12 months after termination of employment, as well as a general release of claims against the Company, Mr. Connolly was entitled to receive the following benefits if he was terminated without Cause (as defined below) or if he resigned with Good Reason (as defined below):

•	A payment equal to the product of 12 times his then current monthly base salary;

•	A payment equal to the average cash incentive compensation paid to him during the three most recent years (or such shorter period of employment); and

•	Continued participation in our health and welfare programs, at our expense, for 12 months.

For purposes of Mr. Connolly’s agreement:

“Cause” generally means: (1) Mr. Connolly’s material failure to use his best efforts to achieve his goals; (2) Mr. Connolly’s material failure to comply with the reasonable instructions of the CEO; (3) Mr. Connolly’s failure to adhere to our documents policies and procedures; (4) Mr. Connolly’s material failure to adhere to moral and ethical business principles; (5) Mr. Connolly’s conviction of a criminal offense; (6) any documented act of material dishonesty or fraud by Mr. Connolly or (7) misconduct by Mr. Connolly resulting in a misstatement of our financial statements due to material non-compliance with financial requirement under Section 304 of the Sarbanes-Oxley Act.

“Good Reason” generally means: (1) the failure to pay Mr. Connolly any material amount of compensation that is due within 30 days upon written demand; (2) a material reduction in Mr. Connolly’s annual base salary; or (3) the relocation of Mr. Connolly’s principal place of employment to a location more than 50 miles from Mr. Connolly’s current principal place of employment.  In addition, during the two year period following any change in control of the Company, “Good Reason” shall also include (1) a material adverse alteration of Mr. Connolly’s duties and responsibilities; (2) an intentional, material reduction of Mr. Connolly’s aggregate target incentive awards; or (3) the Company’s failure to maintain Mr. Connolly’s relative level of coverage under its employee benefit plans.

In August 2008, the Company eliminated the position of President of Diversified Marketing Services and Mr. Connolly terminated his employment with the Company.  Pursuant to his employment separation agreement, Mr. Connelly received cash payments totaling approximately $397,000 in February 2009.  In addition, the Company agreed to accelerate the vesting of 4,146 shares of restricted stock previously granted to Mr. Connolly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee Charter provides that the Audit Committee must review and approve or disapprove all proposed related person transactions, including all transactions required to be disclosed by applicable SEC disclosure rules.  When reviewing and evaluating a related person transaction, the Audit Committee may consider, among other things, any effect a transaction may have upon a director’s independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in an arm’s length transaction with an unrelated third party, the commercial reasonableness of the transaction, the transaction’s benefit to the Company and any other matters the Audit Committee deems appropriate.  Our management will notify the Audit Committee of new proposed related party transactions of which they become aware and any material changes to any previously approved or ratified related party transactions.

Peter Dugan, the son of John P. Dugan, the chairman of our Board of Directors, is employed by us as Executive Director, Business Development.  In 2008, compensation paid or accrued to Peter Dugan was approximately $142,000.

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

ADDITIONAL INFORMATION

Householding

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card.  Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker.  If you would like to receive a separate copy of this year’s Proxy Statement or Annual Report, please contact us by writing to Jeffrey Smith, Executive Vice President, Chief Financial Officer and Treasurer, PDI, Inc., Saddle River Executive Centre, 1 State Route 17 South, Saddle River, New Jersey 07458, or calling him at 1-800-242-7494.

Stockholder Proposals for the 2010 Annual Meeting

Stockholders interested in presenting a proposal for consideration at the annual meeting of stockholders in 2010 must follow the notice procedures set forth in our bylaws.  To be eligible for inclusion in our proxy materials relating to our 2010 annual meeting of stockholders, all qualified proposals must be received by our Corporate Secretary no later than December 31, 2009.  Stockholder proposals submitted more than 30 but less than 60 days before the scheduled date of our 2010 annual meeting may be presented at the annual meeting if such proposal complies with our bylaws, but will not be included in our proxy materials.  A stockholder’s notice must set forth, as to each proposed matter: (i) as to each person whom the stockholder proposes to nominate for election to the Board of Directors, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder; (ii) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (iii) the name and address, as they appear on our books, of the stockholder proposing such business; (iv) the number of shares of Company common stock which are beneficially owned by such stockholder; (v) a representation that the stockholder is a holder of record of shares of the Company’s common stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to propose such business; and (vi) any financial interest of the stockholder in such proposal or nomination.

Important Notice Regarding the Availability of Proxy Materials

        This Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2008 are available on the Internet at
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=07087.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, then the sections of this Proxy Statement entitled “Compensation and Management Development Committee Report” and “Audit Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing.  Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

Availability of Annual Report on Form 10-K

We will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements and financial statement schedules included therein.  All such requests should be directed to Jeffrey Smith, Executive Vice President, Chief Financial Officer and Treasurer, PDI, Inc., Saddle River Executive Centre, 1 State Route 17 South, Saddle River, New Jersey 07458.

By order of the Board of Directors,
James N. Pepin
Corporate Secretary

April 24, 2009